EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Electronic Clearing House (ECHO) Announces
Second Quarter Fiscal 2006 Results

44% Quarterly Revenue Growth Fueled by Continued Strong Performance
in Both Bankcard and Check Businesses

Camarillo, Calif., May 10, 2006 - Electronic Clearing House, Inc. (NASDAQ: ECHO), a leading provider of electronic payment and transaction processing services, today reported financial and operating results for the three months ended March 31, 2006.

Second Quarter Highlights:

•	Total revenue increased 44.3% to $19.2 million.
•	Bankcard and transaction processing revenue grew 48.7% to $14.7 million.
•	Check-related revenue advanced 31.8% to $4.6 million.
•	Gross margins from processing and transaction revenue were 32.8%, compared to 35.7% for the same period last year.
•	Bankcard processing volume increased 65.5% to $463.7 million.
•	ACH transactions processed increased 18.6% to 9.1 million transactions.
•	Stock compensation expense increased to $217,000 from $0 as a result of the Company’s adoption of SFAS 123R this fiscal year.
•	Diluted EPS were $0.06, compared to diluted EPS of $0.02 for the same period last year.

“Our solid second quarter revenue performance, driven by record organic growth in both bankcard and check processing, is a clear indication that our customers understand our unique value proposition that combines an end-to-end payment processing solution with a high level of customer service,” said Joel M. Barry, Chairman and Chief Executive Officer of Electronic Clearing House, Inc. “While our second quarter results were driven primarily by existing customer expansion, we are also building a solid pipeline of potential new bankcard business driven by the implementation of our new go-to-market strategy and marketing efforts. The market’s validation of our offering gives us confidence in our ability to extend strong organic growth into new customer momentum.”

Fiscal 2006 Second Quarter Financial Highlights
Total revenue for the second quarter of fiscal 2006 was $19.2 million, an increase of 44.3%, versus $13.3 million in the prior year quarter and an increase of 13.6%, as compared to $16.9 million in the first quarter of fiscal 2006. The increase in total revenue was primarily attributed to a 48.7% increase in bankcard processing revenue and a 31.8% increase in check services revenue as compared to the same period last year.

Revenue from bankcard processing and transactions grew 48.7% from $9.9 million in the second quarter of fiscal 2005 to $14.7 million in the second quarter of fiscal 2006, as compared to $12.6 million in the first quarter of fiscal 2006. The increase in the Company’s bankcard processing and transaction revenue resulted from strong organic growth from existing merchants and from marketing initiatives. Bankcard processing and transaction revenues accounted for 76.3% of total Company revenues in the second quarter of fiscal 2006.

Check-related revenues increased 31.8% to $4.6 million for the three months ended March 31, 2006, versus $3.5 million in the prior-year quarter. The increase in the Company’s check-related revenue resulted from a 22.6% increase in Automated Clearing House (ACH) and check verification revenue, and an 87.6% increase in check collection revenue. The Company processed 9.1 million ACH transactions in the second quarter of fiscal 2006. Check-related revenues accounted for 23.7% of the Company’s total revenues in the second quarter of fiscal 2006.

Gross margin declined to 32.8% in the second quarter of fiscal 2006, compared to 35.7% in the same quarter last year. The year-over-year decrease in gross margin was primarily related to the presence of several high-volume merchants in the Company’s revenue mix which receive better pricing in exchange for ECHO’s support of a higher volume of transactions.

Processing and transaction expense increased 50.9% in the second quarter of fiscal 2006 to $12.9 million, up from $8.6 million in the comparable 2005 quarter.

Research and development expenses decreased from $469,000 for the quarter ended March 31, 2005 to $394,000 in the current year quarter. Continued investment in research and development and IT initiatives is critical to our ability to maintain our competitive position and strengthen our infrastructure to support growth. Several of our major IT projects are in the final phase of development and should be completed in the coming months. However, we anticipate making continued investments in our IT initiatives and expect research and development expenses to remain at current levels for the remainder of the 2006 fiscal year and well into fiscal 2007.

Selling, general and administrative (SG&A) expenses increased 38.1% from $2.6 million, or 19.8% of total revenues, in the second quarter of fiscal 2005, to $3.7 million, or 19.0% of total revenues, for the second quarter of fiscal 2006. The increase in SG&A expenses on an absolute dollar basis was primarily attributable to an increase in stock-based compensation expense and an increase in legal settlement and expenses related to a patent lawsuit which settled on April 3, 2006.

As a result of the adoption of SFAS No. 123R effective October 1, 2005, ECHO reported stock compensation expense of $217,000 in the second quarter of fiscal 2006. The Company’s stock compensation expense was $0 in the second quarter of fiscal 2005.

Operating income increased 228.2% to $781,000 for the second quarter of fiscal 2006, versus $238,000 in the same period last year. The Company reported net income of $424,000, or $0.06 per share on a fully diluted basis, in the second quarter of fiscal 2006, versus net income of $144,000, or $0.02 per share on a fully diluted basis, in the second quarter of fiscal 2005.

Balance Sheet Summary
ECHO’s balance sheet remains healthy, with approximately $8.0 million in cash and cash equivalents, $2.2 million in restricted cash, $10.0 million in working capital, $594,000 in long-term debt and capital leases, and $19.6 million in stockholders’ equity at March 31, 2006.

Business Outlook
Based on its results for the first six months of fiscal 2006, the Company anticipates exceeding its prior revenue guidance of 17% to 24% growth over fiscal 2005 revenue. The Company anticipates that net income will remain in the previously disclosed range of $1.5 million to $2.5 million. The Company reiterated that fiscal 2006 margins will likely be impacted by the revenue contribution from its higher margin card-not-present transactions, offset by the lower margin contribution from its high volume merchants and third party reseller strategy. The Company anticipates net income will be affected by anticipated stock option expense of approximately $900,000 as a result of the Company’s adoption of SFAS No. 123R and pre-tax legal and settlement expenses related to its prior patent litigation of approximately $1,240,000.

Conference Call
The Company will host a conference call at 1:30 p.m. PDT (4:30 p.m. EDT) today to discuss second quarter fiscal 2006 results. To participate in the conference call, please dial the following number at least five minutes prior to the scheduled conference call time: (800) 366-7449. International callers should dial (303) 262-2125. There is no pass code required for this call. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of ECHO’s website at www.echo-inc.com.

About Electronic Clearing House, Inc. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution for the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment and check collection.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Examples of forward-looking statements included in this press release include statements relating to ECHO’s future financial performance. Potential risks and uncertainties that may cause actual results to differ materially include, but are not limited to, such factors as unanticipated events causing litigation expenses to exceed estimates, additional time and resources required to comply with compliance efforts, fluctuations in demand for the Company’s products and services, the introduction of new products and services, the Company’s ability to maintain customer and strategic business relationships, technological advancements, the effect of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

- Financial Tables Follow -

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS
	March 31,	September 30,
	2006	2005
Current assets:
Cash and cash equivalents	$7,970,000	$6,732,000
Restricted cash	2,211,000	1,448,000
Settlement deposits	19,993,000	17,094,000
Settlement receivables, less allowance of $25,000 and $25,000	1,256,000	981,000
Accounts receivable, less allowance of $419,000 and $92,000	3,163,000	2,421,000
Prepaid expenses and other assets	515,000	385,000
Deferred tax asset	52,000	249,000
Total current assets	35,160,000	29,310,000

Noncurrent assets:
Property and equipment, net	2,275,000	2,337,000
Software, net	9,365,000	8,876,000
Other assets, net	273,000	294,000
Total assets	$47,073,000	$40,817,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt	$327,000	$426,000
Accounts payable	287,000	305,000
Settlement payable	21,250,000	18,075,000
Accrued expenses	3,304,000	2,467,000
Total current liabilities	25,168,000	21,273,000
Noncurrent liabilities:
Long-term debt, net of current portion	594,000	705,000
Deferred tax liability	1,694,000	1,067,000
Total liabilities	27,456,000	23,045,000

Commitments and contingencies

Stockholders' equity:
Common stock, $.01 par value, 36,000,000 shares authorized; 6,741,274 and 6,620,531 shares issued; 6,703,005 and 6,582,262 shares outstanding, respectively	67,000	66,000
Additional paid-in capital	25,983,000	25,574,000
Accumulated deficit	(5,967,000)	(6,983,000)
Less treasury stock at cost, 38,269 and 38,269 common shares	(466,000)	(466,000)
Less unearned stock compensation	-0-	(419,000)
Total stockholders' equity	19,617,000	17,772,000
Total liabilities and stockholders' equity	$47,073,000	$40,817,000

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2006	2005	2006	2005

REVENUES:	$19,228,000	$13,321,000	$36,154,000	$26,081,000

COSTS AND EXPENSES:
Processing and transaction expense	12,916,000	8,561,000	24,058,000	16,732,000
Other operating costs	1,487,000	1,410,000	2,828,000	2,743,000
Research and development expense	394,000	469,000	873,000	917,000
Selling, general and administrative expenses	3,650,000	2,643,000	6,553,000	5,364,000

	18,447,000	13,083,000	34,312,000	25,756,000

Income from operations	781,000	238,000	1,842,000	325,000

Interest income	53,000	30,000	100,000	58,000
Interest expense	(22,000)	(30,000)	(47,000)	(58,000)

Income before provision for income taxes	812,000	238,000	1,895,000	325,000
Provision for income taxes	(388,000)	(94,000)	(879,000)	(129,000)

Net income	$424,000	$144,000	$1,016,000	$196,000

Basic net earnings per share	$0.06	$0.02	$0.15	$0.03
Diluted net earnings per share	$0.06	$0.02	$0.14	$0.03

Weighted average shares outstanding
Basic	6,698,577	6,469,645	6,662,534	6,448,242
Diluted	7,088,143	6,946,036	7,022,427	6,931,745

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months
	Ended March 31,
	2006	2005

Cash flows from operating activities:
Net income	$1,016,000	$196,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	341,000	352,000
Amortization of software	1,276,000	808,000
Provisions for losses on accounts and notes receivable	327,000	13,000
Deferred income taxes	824,000	65,000
Stock option compensation	434,000	8,000
Tax benefit from exercise of stock option	3,000	61,000
Changes in assets and liabilities:
Restricted cash	(763,000)	(97,000)
Settlement deposits	(2,899,000)	(1,139,000)
Accounts receivable	(1,069,000)	(144,000)
Settlement receivable	(275,000)	(456,000)
Accounts payable	(18,000)	(8,000)
Settlement payable	3,175,000	1,592,000
Accrued expenses	862,000	(47,000)
Prepaid expenses	(130,000)	(14,000)

Net cash provided by operating activities	3,104,000	1,190,000

Cash flows from investing activities:
Other assets	2,000	3,000
Purchase of equipment	(277,000)	(470,000)
Purchased and capitalized software	(1,746,000)	(1,921,000)

Net cash used in investing activities	(2,021,000)	(2,388,000)

Cash flows from financing activities:
Proceeds from issuance of notes payable	-0-	400,000
Repayment of notes payable	(137,000)	(223,000)
Repayment of capitalized leases	(75,000)	(269,000)
Proceeds from exercise of stock options	318,000	294,000
Tax benefit from exercise of stock option	49,000	-0-

Net cash provided by financing activities	155,000	202,000

Net increase (decrease) in cash	1,238,000	(996,000)
Cash and cash equivalents at beginning of period	6,732,000	7,576,000
Cash and cash equivalents at end of period	$7,970,000	$6,580,000

Contact:
Electronic Clearing House	Financial Relations Board
Donna Rehman, Corporate Secretary	Erin Cox
(800) 262-3246, ext. 8533	(310) 854-8319
E-MAIL: corp@echo-inc.com	E-MAIL: ecox@financialrelationsboard.com
www.echo-inc.com

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